Exhibit 99.1

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021

CHARLOTTE, N.C. – July 22, 2021 - Nucor Corporation (NYSE: NUE) today announced record quarterly consolidated net earnings of $1.51 billion, or $5.04 per diluted share, for the second quarter of 2021. By comparison, Nucor reported consolidated net earnings of $942.4 million, or $3.10 per diluted share, for the first quarter of 2021 and $108.9 million, or $0.36 per diluted share, for the second quarter of 2020.

In the first six months of 2021, Nucor reported consolidated net earnings of $2.45 billion, or $8.13 per diluted share, compared with consolidated net earnings of $129.2 million, or $0.42 per diluted share, in the first six months of 2020.

“Nucor’s second quarter earnings of $5.04 per diluted share marks the highest quarterly earnings in the Company’s history. Additionally, first half earnings of $8.13 per diluted share exceeds our full year diluted earnings per share record of $7.42 set in 2018. We expect to set a new record for quarterly earnings in the third quarter of 2021 as demand remains robust and virtually all the steel end use markets that we monitor are growing,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “We are thankful to our customers and grateful for the strategic partnerships and successes we’ve achieved together. Congratulations to our teammates for all you do to make these outstanding results possible.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the second quarter and first six months of 2021 and 2020 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 3, 2021	July 4, 2020	July 3, 2021	July 4, 2020
Steel mills	$2,174,807	$150,424	$3,489,781	$306,930
Steel products	259,330	152,874	471,142	315,433
Raw materials	120,143	(1,389)	343,378	(9,300)
Corporate/eliminations	(528,532)	(120,852)	(980,307)	(285,709)
	$2,025,748	$181,057	$3,323,994	$327,354

The steel mills segment and the steel products segment both set a record for the highest quarterly earnings before income taxes and noncontrolling interests in the second quarter of 2021.

Financial Review

Nucor’s consolidated net sales increased 25% to $8.79 billion in the second quarter of 2021 compared with $7.02 billion in the first quarter of 2021 and increased 103% compared with $4.33 billion in the second quarter of 2020. Average sales price per ton in the second quarter of 2021 increased 20% compared with the first quarter of 2021 and increased 49% compared with the second quarter of 2020. A total of 7,482,000 tons were shipped to outside customers in the second quarter of 2021, a 4% increase from the first quarter of 2021 and a 37% increase from the second quarter of 2020. Total steel mill shipments in the second quarter of 2021

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

increased 3% as compared to the first quarter of 2021 and increased 41% as compared to the second quarter of 2020. Steel mill shipments to internal customers represented 20% of total steel mill shipments in the second quarter of 2021, compared with 21% in both the first quarter of 2021 and the second quarter of 2020. Downstream steel product shipments to outside customers in the second quarter of 2021 increased 9% from the first quarter of 2021 and increased 18% from the second quarter of 2020.

In the first six months of 2021, Nucor’s consolidated net sales of $15.81 billion were an increase of  59% compared with consolidated net sales of $9.95 billion reported in the first six months of 2020. Total tons shipped to outside customers in the first six months of 2021 were 14,658,000, an increase of 16% from the first six months of 2020, while the average sales price per ton in the first six months of 2021 increased 37% from the first six months of 2020.

The average scrap and scrap substitute cost per gross ton used in the second quarter of 2021 was $457, a 13% increase compared to $405 in the first quarter of 2021 and a 61% increase compared to $284 in the second quarter of 2020. The average scrap and scrap substitute cost per gross ton used in the first six months of 2021 was $431, a 49% increase compared to $289 in the first six months of 2020.

Included in the second quarter of 2021 earnings is a $42.0 million, or $0.11 per diluted share, non-cash impairment charge related to our leasehold interest in unproved oil and natural gas properties. This charge is included in the raw materials segment.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $22 million, or $0.06 per diluted share, in the second quarter of 2021, compared with approximately $19 million, or $0.05 per diluted share, in the first quarter of 2021 and approximately $22 million, or $0.06 per diluted share, in the second quarter of 2020.

In the first six months of 2021, pre-operating and start-up costs related to the Company’s growth projects were approximately $41 million, or $0.10 per diluted share, compared with approximately $51 million, or $0.13 per diluted share, in the first six months of 2020.

Overall operating rates at the Company’s steel mills increased to 97% in the second quarter of 2021 as compared to 95% in the first quarter of 2021 and 68% in the second quarter of 2020. Operating rates in the first six months of 2021 increased to 96% as compared to 79% in the first six months of 2020.

Financial Strength

At the end of the second quarter of 2021, we had $3.21 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.50 billion revolving credit facility remains undrawn and does not expire until April 2023.  Nucor continues to have the strongest credit

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Commitment to Returning Capital to Stockholders

In May 2021, the board of directors approved the repurchase of up to $3.00 billion of the Company's common stock and terminated any previously authorized repurchase programs. Share repurchases will be made from time to time in the open market at prevailing market prices or through private transactions or block trades. The timing and amount of repurchases will depend on market conditions, share price, applicable legal requirements and other factors. The share repurchase authorization is discretionary and has no expiration date.

During the second quarter of 2021, Nucor repurchased approximately 6.8 million shares of its common stock at an average price of $90.80 per share (12.1 million shares year-to-date at an average price of $75.43 per share). As of July 3, 2021, Nucor had approximately 293,695,000 shares outstanding and approximately $2.80 billion remaining for repurchases under its newly authorized share repurchase program.

On June 8, 2021, Nucor’s board of directors declared a cash dividend of $0.405 per share. This cash dividend is payable on August 11, 2021 to stockholders of record as of June 30, 2021 and is Nucor’s 193rd consecutive quarterly cash dividend.

Second Quarter of 2021 Analysis

All three operating segments are continuing to generate robust profitability as overall strong demand is supporting higher average selling prices. Earnings of the steel mills segment significantly improved in the second quarter of 2021 as compared to the first quarter of 2021, primarily driven by the significant increase in profitability of our sheet and plate mills. The steel products segment’s earnings in the second quarter of 2021 also increased from the first quarter of 2021. The steel mills segment and the steel products segment set new records for profitability in the second quarter of 2021. After setting a new record for segment earnings in the first quarter of 2021, earnings from the raw materials segment decreased in the second quarter of 2021 due to increased raw material input costs and the previously mentioned impairment charge.

Third Quarter of 2021 Outlook
We expect earnings in the third quarter of 2021 to be the highest quarterly earnings in Nucor history, surpassing the record set in the second quarter of 2021. The primary drivers for the expected increase in earnings in the third quarter of 2021 are improved pricing and margins in the steel mills segment. We expect increased profitability across the steel mills segment, with the largest increase at our sheet mills. The steel products segment and the raw materials segment are expected to have increased earnings in the third quarter of 2021 compared to the second quarter of 2021.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s second quarter results on July 22, 2021 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "anticipate," "believe," "expect," “intend,” "project," "may," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company's best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties surrounding the global economy, including excess world capacity for steel production; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

capital investments and their impact on our performance; (13) our safety performance; and (14) the impact of the COVID-19 pandemic. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in "Item 1A. Risk Factors" of Nucor's Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

Tonnage Data
(In thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 3, 2021	July 4, 2020	Percent Change	July 3, 2021	July 4, 2020	Percent Change
Steel mills total shipments:
Sheet	2,913	2,002	46%	5,840	4,876	20%
Bars	2,423	1,731	40%	4,742	3,973	19%
Structural	681	517	32%	1,304	1,201	9%
Plate	599	438	37%	1,195	1,048	14%
Other	118	81	46%	197	169	17%
	6,734	4,769	41%	13,278	11,267	18%

Sales tons to outside customers:
Steel mills	5,356	3,758	43%	10,546	8,940	18%
Joist	167	122	37%	339	253	34%
Deck	130	111	17%	265	236	12%
Cold finished	128	75	71%	260	201	29%
Rebar fabrication products	338	309	9%	620	620	-
Piling	171	156	10%	307	336	-9%
Tubular products	269	249	8%	519	536	-3%
Other steel products	109	87	25%	209	186	12%
Raw materials	814	612	33%	1,593	1,358	17%
	7,482	5,479	37%	14,658	12,666	16%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 3, 2021	July 4, 2020	July 3, 2021	July 4, 2020
Net sales	$8,789,164	$4,327,306	$15,806,304	$9,951,643
Costs, expenses and other:
Cost of products sold	6,315,661	3,949,347	11,710,364	8,944,416
Marketing, administrative and other expenses	387,070	142,017	678,194	295,409
Equity in (earnings) losses of unconsolidated affiliates	(19,403)	14,078	(32,642)	14,901
Losses on assets	44,308	5,000	50,970	292,846
Interest expense, net	35,780	35,807	75,424	76,717
	6,763,416	4,146,249	12,482,310	9,624,289
Earnings before income taxes and noncontrolling interests	2,025,748	181,057	3,323,994	327,354
Provision for income taxes	454,289	47,904	765,021	139,822
Net earnings	1,571,459	133,153	2,558,973	187,532
Earnings attributable to noncontrolling interests	64,591	24,272	109,673	58,320
Net earnings attributable to Nucor stockholders	$1,506,868	$108,881	$2,449,300	$129,212
Net earnings per share:
Basic	$5.05	$0.36	$8.14	$0.42
Diluted	$5.04	$0.36	$8.13	$0.42
Average shares outstanding:
Basic	296,817	302,921	299,359	302,915
Diluted	297,529	302,933	299,738	302,932

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	July 3, 2021	Dec. 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,722,656	$2,639,671
Short-term investments	398,409	408,004
Accounts receivable, net	3,399,076	2,298,850
Inventories, net	5,240,750	3,569,089
Other current assets	295,048	573,048
Total current assets	12,055,939	9,488,662
Property, plant and equipment, net	7,235,536	6,899,110
Restricted cash and cash equivalents	84,350	115,258
Goodwill	2,241,558	2,229,672
Other intangible assets, net	627,201	668,021
Other assets	750,998	724,671
Total assets	$22,995,582	$20,125,394
LIABILITIES
Current liabilities:
Short-term debt	$100,686	$57,906
Current portion of long-term debt and finance lease obligations	12,027	10,885
Accounts payable	2,204,137	1,432,159
Salaries, wages and related accruals	850,396	462,727
Accrued expenses and other current liabilities	712,704	664,183
Total current liabilities	3,879,950	2,627,860
Long-term debt and finance lease obligations due after one year	5,275,496	5,271,789
Deferred credits and other liabilities	1,130,485	993,884
Total liabilities	10,285,931	8,893,533
EQUITY
Nucor stockholders' equity:
Common stock	152,061	152,061
Additional paid-in capital	2,117,155	2,121,288
Retained earnings	13,550,406	11,343,852
Accumulated other comprehensive loss, net of income taxes	(73,729)	(118,861)
Treasury stock	(3,491,915)	(2,709,675)
Total Nucor stockholders' equity	12,253,978	10,788,665
Noncontrolling interests	455,673	443,196
Total equity	12,709,651	11,231,861
Total liabilities and equity	$22,995,582	$20,125,394

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the Second Quarter of 2021 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended
	July 3, 2021	July 4, 2020
Operating activities:
Net earnings	$2,558,973	$187,532
Adjustments:
Depreciation	362,492	349,691
Amortization	41,858	42,165
Stock-based compensation	66,729	39,101
Deferred income taxes	102,367	90,515
Distributions from affiliates	180	2,000
Equity in losses (earnings) of unconsolidated affiliates	(32,642)	14,901
Losses on assets	50,970	292,846
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(1,093,021)	264,424
Inventories	(1,673,962)	464,004
Accounts payable	726,649	(272,910)
Federal income taxes	290,287	26,145
Salaries, wages and related accruals	385,265	(142,388)
Other operating activities	97,041	(8,058)
Cash provided by operating activities	1,883,186	1,349,968
Investing activities:
Capital expenditures	(702,378)	(777,317)
Investment in and advances to affiliates	(169)	(9,756)
Disposition of plant and equipment	10,665	17,652
Acquisitions (net of cash acquired)	300	794
Purchase of investments	(357,917)	(222,500)
Proceeds from the sale of investments	367,512	275,067
Other investing activities	587	1,132
Cash used in investing activities	(681,400)	(714,928)
Financing activities:
Net change in short-term debt	42,780	2,208
Proceeds from issuance of long-term debt, net of discount	-	1,074,995
Repayment of long-term debt	-	(77,150)
Bond issuance related costs	-	(6,250)
Proceeds from exercise of stock options	128,800	-
Payment of tax withholdings on certain stock-based compensation	(64,416)	(17,263)
Distributions to noncontrolling interests	(97,196)	(62,965)
Cash dividends	(246,539)	(245,619)
Acquisition of treasury stock	(916,145)	(39,499)
Other financing activities	(5,072)	(4,645)
Cash (used in) provided by financing activities	(1,157,788)	623,812
Effect of exchange rate changes on cash	8,079	(4,268)
Increase in cash and cash equivalents and restricted cash and cash equivalents	52,077	1,254,584
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	2,754,929	1,534,605
Cash and cash equivalents and restricted cash and cash equivalents - end of six months	$2,807,006	$2,789,189
Non-cash investing activity:
Change in accrued plant and equipment purchases	$44,754	$(25,897)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com